MASTER LICENSING AND MONITORING AGREEMENT

This MASTER LICENSING AND MONITORING AGREEMENT (the "Agreement") is made and entered effective February 1, 2009 (the "Effective Date") by and between HS3 Technologies, Inc., a Nevada corporation ("HS3") located at 1800 Boulder St., Suite 600, Denver, Colorado 80211 and The American Humane Association, a District of Columbia non-profit corporation ("AHA"), located at 63 Inverness Drive East, Englewood, Colorado 80112. HS3 and AHA are referred to in this Agreement collectively as the "Parties" and each individually as a "Party".

Definitions and terminology within the Agreement:

American Humane Association	AHA
HS3 Technologies Inc	HS3
American Humane Certified™	AHC
The Humane Touch™	THT
Production site or sites	Barns
Video, Sound, Signals	Monitoring Data
Monitoring Location(s)*	Barn(s), Slaughterhouse(s), Truck(s)

*On-line locations are connected to the video archive;
Off-line monitored sites may be sites that send in the data for entry to the video archive

Video Monitoring System	VMS
Video based on triggers and analytics involving human interaction.	Screened Video

RECITALS

WHEREAS, AHA has developed the AHC and THT programs (collectively the "AH Certification Program") whereby AHA licenses the use of its name, certification marks and/or trademarks and other intellectual property to licenses holders, providers and processors (collectively, the "Producers") for placement upon and promotion of products that are prepared in compliance with certain animal welfare standards established from time to time by AHA;

WHEREAS, AHA desires to monitor animal welfare conditions at locations utilized by the Producers for the handling and treatment of their animals for use in the AH Certification Program;

WHEREAS, AHA has determined, through the beta test period, the full feasibility and proof of concept for the use of digital behavioral and welfare surveillance technologies, monitoring processes and evaluative video analytics for animal welfare and the humane treatment of animals at participating Producers' locations for use in the AH Certification Program;

WHEREAS, HS3 is involved in the video monitoring and video analytics of certain remote production sites for its various customers;

WHEREAS, AHA has invested substantial capital, resources, and proprietary knowledge in their farm animal welfare standards and practices, as well as in their Audit database retrieval system and reporting functions, and this information directly contributes to the implementation of video recording and reporting of triggered events for specific compliance observations;

WHEREAS, HS3 has invested substantial capital, resources, and proprietary know-how towards the development of digital behavioral surveillance technologies, monitoring processes, and evaluative analytics, including but not limited to system design, proprietary technology, intellectual property, analytical processes, equipment, installations, maintenance, monitoring and reporting procedures (collectively the "HS3 VMS") to be implemented with the Producers on behalf of AHA;

WHEREAS, AHA desires to contract with HS3 to become the exclusive provider of technology, equipment and services to monitor animal welfare and the human interaction with animals by video at production sites of Producers that participate in the AH Certification Program, all on the terms and conditions more specifically set forth in this Agreement.

NOW, THERFORE, HS3 and AHA, for good and valuable consideration the receipt of which is hereby acknowledged, do hereby agree as follows:

Section 1. Basic System Services.

1.1 HS3 shall provide and install digital video surveillances systems and equipment at such Producer locations participating in the AH Certification Program as are designated by AHA (the "Monitoring Locations"). The number of units and the type of equipment to be installed by HS3 at each Monitoring Location shall be as reasonably determined by HS3 for compliance with the VMS, and as necessary to functionally comply with the certification standards established as part of the AH Certification Program. AHA shall notify HS3 of each Producer and Monitoring Location where a VMS is desired. HS3 agrees to utilize its best efforts to complete the installation of its VMS on-site at any Producer facility within forty-five (45) days of notification by AHA of the execution of a license agreement between AHA and the Producer.

1.2 After the VMS is installed, HS3 will monitor all signals received from such equipment throughout the Term of this Agreement for compliance by Producer with AHA's standards for continued participation in the AH Certification Program. HS3 is responsible for reporting any instance of Producer non-compliance of the AH Certification Program to AHC in an accurate and timely manner through the HS3 portal and seamlessly communicated to the online producer database. Any monitoring signals, sound, or video from Producer's facility (the "Video Monitoring Data") shall be maintained, stored and held by HS3 for the following stated periods of time: 30 days for triggered events, 90 days for non-compliant events, and 5 years for critical non-compliant events. HS3 shall provide access as authorized by AHA for copies to be made available for Producers to review the non-compliant event. AHA agrees to continually provide HS3 with written copies of the most up-to-date versions of compliance standards under the AH Certification Program that is being used by Producers who participate in the AH Certification Program. At no time shall any other standards be applied to the Video Monitoring Program other than those AHC standards already provided by AHA.

1.3 AHA acknowledges that data signals received by HS3 from the Producer facilities will be transmitted over telephone lines, wire, air waves, or other modes of communication

which pass through communication networks beyond the control of HS3 and that are not maintained by HS3. Equipment failure due to vandalism, theft or abuse that is beyond HS3's control will not be HS3's responsibility. Therefore, HS3 shall not be responsible for any failure which prevents transmission signals from reaching HS3's monitoring center or any damages arising there from, or for the security of such signals or communications networks. However, if failure of the VMS is found to be a direct cause of the systems designed by HS3, neither AHA nor the Producer shall be responsible for the replacement thereof.

1.4 If, for the sole reason, due to HS3's equipment failure, HS3 is unable to provide monitoring services hereunder, HS3 shall notify AHA and the Producer before suspending monitoring operations even though the failure may be out of the control of HS3. In the event HS3 concludes that it will not be able to resume monitoring services within seven (7) business days, HS3 agrees to notify AHA in writing that monitoring services have been suspended, and the Monitoring Locations affected by such suspension of services. There shall be no refund, offset, or deduction in HS3's monitoring fees or compensation or other consideration hereunder, for suspended services, provided that suspended services do not extend at any Monitoring Location for a period longer than ten (10) business days. At the end of ten (10) business days, fees due HS3 from the affected location will be suspended on a prorated basis for the monthly service and will only resume at the date when full service is restored.

1.5 Both Parties agree that they are not an insurer hereunder, and that no insurance coverage is offered or required by the Parties to this Agreement. Payments and consideration are for VMS that is designed to catch some, but not all, events of non-compliance by Producers within each of the certification standards of AHA in connection with the AH Certification Program. There are no guarantees that the VMS will reduce the risks of or eliminate non-compliance events under the AH Certification Program. HS3 does not assume responsibility for Producer compliance with the AH Certification Program as a result of improper treatment of animals by any Producer or other party. Parties agree to hold harmless, indemnify and defend the other Party from and against all losses, damages, liabilities, demands, actions, claims and suits, and all costs and expenses in connection therewith arising out of (i) this Agreement or (ii) any injuries to persons or damage to the Producer's property caused by AHA or HS3 or their agent's negligence, recklessness, misconduct and/or unauthorized acts. Both Parties agree to promptly notify the other of any such claim or demand. Both Parties further agree to use extreme diligence to prevent the unauthorized release of video to the public. HS3 will not release any monitoring video addressed in this Agreement to the public or media without the express written consent of AHA.`

1.6 Both Parties agree that HS3 shall, upon written request, make live video feed accessible to Producer and AHA for purposes of evaluating events of non-compliance.

1.7 HS3 agrees to implement security protocols designed to protect AHA's confidential information utilizing industry standard policies and technologies. HS3 shall establish and maintain safeguards against the destruction, loss, or alteration of AHA's information in the possession of HS3 that are no less rigorous than those maintained by HS3 for its own information of a similarly confidential and proprietary nature.

Section 2. Quality Control Services.

2.1 In order to maintain quality control over VMS monitoring and equipment being utilized hereunder, with proper notification and permission of AHA, HS3 may visit Producer Monitoring Locations to inspect installed surveillance equipment. Among other things, HS3 will attempt to identify any improper handling of equipment or reverse engineering of its equipment

installed at a Producer's site. HS3 shall confirm to AHA, after each Monitoring Location visit, that all monitoring equipment is in good working order, has not been tampered with, and has no issues regarding its continued functionality and ability to continue delivery of Monitoring Data to HS3's monitoring center.

2.2 HS3 warrants that the VMS monitoring and surveillance equipment utilized under this Agreement will perform as intended and set forth in Section 1 of this Agreement. AHA may terminate this Agreement upon 30 days written notice in the event there are five percent (5%) or more of the total number of installed locations with failures described in Section 1.4 during any twelve (12) month period. A detailed repair log will be provide for each incident failure by HS3.

<u>Section 3. Term.</u>

3.1 Unless earlier terminated in accordance with this Section 3, this Agreement shall commence on the Effective Date and end on the tenth (10th) anniversary of the Effective Date (the "Initial Term"). In the event this Agreement is renewed after the Initial Term, the Agreement shall be renewed for a mutually acceptable renewal term. Each anniversary period shall provide for an assessment of service by AHA and unless either Party provides the other Party with ninety (90) prior written notice of its intent not to renew this Agreement at the end of the Initial term. Notwithstanding the foregoing, this Agreement shall automatically terminate on any of the following events: (i) if either Party files bankruptcy, declares insolvency or is in receivership, or (ii) if either Party materially breaches the terms of this Agreement, and fails to cure same within thirty (30) days of receipt of written notice to cure such breach from the other.

3.2 HS3 shall maintain ownership and title to all monitoring equipment installed at the Producer's facility but HS3 shall not be obligated to remove any such equipment from the Producer facility at the termination of this Agreement, unless HS3 elects to remove the equipment in its sole and absolute discretion and at its own cost.

3.3 HS3 shall have up to one hundred eighty (180) days after the end of the Initial Term or any renewal term hereunder to visit the Producer facilities and disconnect transmission lines and/or remove any monitoring or other equipment used hereunder and owned by HS3.

<u>Section 4. Responsibilities.</u>

4.1 <u>American Humane Association Responsibilities/Representations:</u>

•AHA will provide the platform of compliance under the AH Certification Program with Producer groups.

•AHA will provide the training through the regimen of their credentialed animal welfare standards for review of non-compliance issues.

•AHA will provide consultation on the standards for the areas of observation for the automated algorithms to sequence and report.

• AHA will link the information for the database and manage the content of the audit data archive.

•AHA will develop the monitoring standard that reports back to the Producer through an interface tied to their on-site Producer data retrieval system.

•AHA will coordinate all public comments about "out of compliance" issues for the Monitoring Locations.

• AHA will manage all Producer relations.

• AHA will not be responsible for maintenance, replacement or functional operation of the equipment.

• AHA may from time to time with prior written notification to HS3 and Producer, and HS3

Supervision, verify with outside consultants and Producers the functionality of the equipment and its usefulness.

•Fees and charges related to the cost of equipment, installation of equipment on site, monitoring of the equipment, training of HS3 personnel and others involved in handling or installation of equipment along with any ongoing charges will be mutually agreed to in writing before any work can commence through Addenda to this Agreement.

• The fee structure will be constructed as a service fee with a pass through to the observation Monitoring Location Producer and will be constructed at the most cost-effective pricing possible. All fees will be charged as part of the AHA audit terms of service "monthly fee" that the Producer pays to AHA.

•AHA may use HS3 logo and other marketing materials in the format provided by HS3.

•AHA will process payments and invoices promptly for each video monitoring site.

•AHA retains ownership of the video monitoring data and images produced through VMS for Animal Welfare and recorded from Producer Monitoring locations as part of the Producer's historical audit data.

•Ownership of any software or intellectual property developed by AHA and paid for by AHA belongs to AHA. Ownership of any software or intellectual property developed by HS3 and paid for by HS3 belongs to HS3. Ownership of any software or intellectual property developed by AHA and HS3 jointly, and paid for jointly, will be jointly owned.

4.2 HS3's Responsibilities/Representations:

• HS3 will be responsible for the project management, system design and forecasting of integration plans and will be held to a performance deadline made from their projections.

•HS3 will be responsible for all installation and maintenance of the VMS. All such systems, are owned by HS3 and are proprietary and are installed and protected under this Agreement. Said products and services are not available for sale or resale that transfers ownership or any right, title, or interest and they remain the property of HS3. All parties, whether customers or business partners of HS3 or not, are herein barred and prohibited from inspecting, tampering with, opening, studying, or reverse-engineering HS3 installations, components, or operations.

•On receipt of notice that a Producer is decertified by AHA, HS3 has the discretion to remove all VMS equipment. Costs associated with decertification will be billed by AHA to Producer via terms of the License Agreement. Costs assessed will be the monitoring & camera fees due to HS3 for six (6) months or the balance of the License Agreement term, whichever period is shorter.

•HS3 will maintain and store the video as set forth in Section 1.2 of this Agreement.

•HS3 will provide timely and accurate reports on all noncompliance issues and any issues relating to integration project plans.

•HS3 can use AHA and AHC logo's on web sites and other marketing materials in the format provided by AHA.

•HS3 will provide all Biometric-security (access control) to the AH Certification Program.

•HS3 will work with AHA to develop all needed technology for the continued state of the art positioning of the AH Certification Program.

Section 5. Exclusivity.

5.1 At any and all times this Agreement remains in effect, it is AHA's intent to utilize HS3 as its sole and exclusive provider of video monitoring services and equipment under the AH Certification Program (or any successor or similar program thereto). HS3 will license the VMS

animal welfare technology used to monitor the AH Certification Program exclusively to AHA for the Term of this Agreement.

5.2 It is clearly understood by both parties that the goals for growth need to be robust, and that goals are based on the number of monitored sites added to the AH Certification Program. To this end, both parties agree to review the growth of the program every 3 months and review tactics for expanding the program in order to achieve levels of performance anticipated as set forth in Sample Statement of Work 2009.1.

Section 6. HS3 Fees.

6.1 The monthly Equipment License and Monitoring Fees to be paid by AHA to HS3 for each of the Monitoring Locations will be pursuant to Addendum 2009.MC&E to this Agreement (the "Monthly Fees). Future Monitoring Locations will be added via further Statements of Work wherein AHA notifies HS3 of additional locations where VMS is required under a Producer's License Agreement when agreed upon and executed by the Parties. The Monthly Fees for each Monitoring Location as set forth in Addendum 2009.MC&E shall be effective upon the installation of HS3's VMS and commencement of monitoring services. Monthly Fees for each Monitoring Location may adjust on an annual basis during the Initial Term and any Renewal Term of this Agreement by mutual consent of Parties based upon the Consumer Price Index as published by the United States government, and as applicable since the last increase of the Monthly Fees hereunder.

6.2 Any amounts that HS3 contracts to receive from Producers pursuant to any additional agreements shall be separate from, and in addition to, any and all amounts to which HS3 is entitled from AHA pursuant to this Agreement, and AHA shall not be entitled to any offset, credit or reduction in amounts due hereunder in exchange from or as a result of same. HS3 shall provide a written account of affiliated work prior to implementation to AHA with any producer AHA provides to HS3. If AHA determines there is a conflict to the integrity of the Welfare Standards and practices, these services will be denied. HS3 shall provide a written notice of any additional work that is performed by HS3 for the producer that is out of the scope of the AHA and Producers contract based upon the scheduled rate of payment attached as Addendum 2009.MC&E.

6.3 HS3 will bill on a prorated basis by the first (1) of every month, and thereafter one month in advance. AHA provides payments to vendors on the 5th and 20th of each month. All invoices must be submitted fifteen (15) business days prior to these dates to ensure payment is made. Invoices due from AHA to HS3 shall be paid by any method AHA deems appropriate. HS3 will invoice AHA for the applicable Equipment License and Monitoring Fees upon completion and activation of each equipment site. .

6.4 HS3 must notify the taxing entity that it is a contractor for AHA which is a 501(c)(3) non profit organization. Where payment of sales tax is unavoidable, AHA will include a provision in future License Agreements regarding payment of sales and use tax by Producer in connection with installation of VMS.

6.5 At any time this Agreement remains in effect, and AHA desires to sell any of its ownership rights, trademarks, trade names, proprietary technology or intellectual property comprising all or part of, or related to, the AH Certification Program and AHA receives a bona fide third-party offer for the purchase of same, AHA shall submit in writing to HS3 the terms of such bona fide third party offer in terms that do not violate the confidential nature of the offer or the identity of the third party, if applicable. HS3 shall then have thirty (30) days to advise AHA in writing if HS3 elects to purchase the same assets from AHA on the same terms and conditions as set forth in the bona fide third-party offer. If HS3 elects to exercise its first option rights to

purchase such assets, closing upon the sale of such assets shall be held at the offices of AHA pursuant to the terms and conditions of the third party proposal or within 120 days of date AHA receives HS3's notice of intent to exercise its option to purchase, whichever date is earlier. If HS3 does not provide a written notice exercising its first option rights to purchase such assets within the thirty (30) days time period set forth above, AHA is under no obligation to further respond to HS3. Any subsequent offers will grant HS3 a right of first refusal under the option described in this section.

6.6 If at any time during the Terms of this Agreement, HS3 desires to sell any of its ownership rights, trademarks, trade names, proprietary technology or intellectual property comprising all or part of, or related to, the HS3 VMS defined in the Recitals to this Agreement ("HS3 Assets"), and HS3 receives a bona fide third-party offer for the purchase of the HS3 Assets, HS3 shall submit in writing to AHA the terms of such bona fide third party offer. AHA shall then have thirty (30) days to advise HS3 in writing if AHA elects to purchase the same HS3 Assets from HS3 on the same terms and conditions as set forth in the bona fide third-party offer. If AHA elects to exercise its first option rights to purchase such HS3 Assets, closing upon the sale of such assets shall be held at the offices of either AHA, HS3, or another mutually acceptable location, pursuant to the terms and conditions of the third party proposal or within 120 days of date HS3 receives AHA's notice of intent to exercise its option to purchase, whichever date is earlier. If AHA does not provide a written notice exercising its first option rights to purchase such HS3 Assets within the thirty (30) days time period described, HS3 is under no obligation to further respond to AHA. Any subsequent offers will grant AHA additional rights of first refusal to purchase under the option described in this section. HS3 will obtain all necessary shareholder approval and authority to ensure performance under this section prior to providing AHA with notice of third-party offer.

Section 7. Miscellaneous.

7.1 Transaction Expenses. AHA and HS3 will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.2 Amendments. No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by both Parties. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

7.3 Successors and Assigns. All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the Parties. No Party may assign this Agreement nor any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided, however, that HS3 may assign any or all of its rights, interests, and obligations hereunder (i) to one or more of its affiliated entities, (ii) for collateral security purposes to any lender providing financing to HS3 and any such lender may exercise all of the rights and remedies of HS3 hereunder, and (iii) to any subsequent purchaser of HS3, or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

7.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied. The Parties agree that the courts of the State of Colorado shall have exclusive jurisdiction over the Parties hereto regarding any dispute that arises between them, and the Parties irrevocably submit to the jurisdiction of such courts to hear and decide any

such disputes. Parties agree to comply with all federal, state, county and municipal laws, rules, and regulations that are now or may in the future become applicable to Parties, their business, equipment, and to personnel engaged in operations covered by this Agreement or accruing out of the performance of such operations and the facilities used in connection with the services. Parties shall inform the other Party, in writing, of any notices of violations of any of the foregoing laws and regulations within 48 hours of receipt thereof and shall correct any violations within the time prescribed by law, or immediately in the case of any emergency.

7.5 Notices. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by facsimile with confirmation to the number specified below, personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to the address specified below, or at such address as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section.

If to HS3:	HS3 Technologies, Inc. 1800 Boulder Street, Suite 600 Denver, Colorado 80211 Telephone: (303) 455-2550 Telefax: (303) 455-2542 Attention: Mr. Mark Lana, CEO
If to AHA:	American Humane Association 63 Inverness Drive East Englewood, Colorado 80112 Telephone: (303) 792-9900 Telefax: (303) 792-5333 Attention: Dale L. Austin, COO With a copy to: Mr. Tim Amlaw, Director, AHC

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second day after deposit with a reputable overnight courier service, as the case may be.

7.6 Addenda. The Addenda to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

7.7 Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which will be an original and all of which together will constitute one and the same instrument.

7.8 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no person or entity which is not a Party will have any right or obligation pursuant to this Agreement.

7.9 Tax Duties and Liabilities. Parties agree that each is responsible according to law to pay its taxes and further agree that AHA is not responsible for withholding taxes with respect to HS3's compensation.

7.9 Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

7.10 Entire Agreement. This Agreement (including the Addenda referred to herein) constitutes the entire agreement of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded and terminated by this Agreement. Effective upon mutual execution of this Agreement by the Parties hereto, any prior written or

oral agreements by or between AHA and HS3 with regard to monitoring installation and services for the AH Certification Program shall be of no further force or effect.

7.11 Severability. In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement.

7.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.13 Cumulative Remedies. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and will be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

In Witness Whereof, the Parties have caused this Agreement to be duly EXECUTED AND AGREED TO as of the date first set forth above.

THE AMERICAN HUMANE ASSOCIATION

By: [signature]
Title: Chief Operating Officer

HS3 TECHNOLOGIES, INC.

By: [signature]
Title: Chief Executive Officer